SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            Nyer Medical Group, Inc.

             (Exact Name of Registrant as Specified in Its Charter)
                                     Florida

         (State or Other Jurisdiction of Incorporation or Organization)

                                   01-0469607
                      (I.R.S. Employer Identification No.)

                    1292 Hammond Street, Bangor, Maine 04401
                                 (207) 942-5273
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                   of Registrants Principal Executive Offices)

                                 Karen L. Wright
                               1292 Hammond Street
                               Bangor, Maine 04401
                                 (207) 942-5273

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

 A copy of all communications, including communications sent to the agent for service, should be sent to:
                            Steven H. Weitzen, Esq.
                               Gratch Jacobs P.C.
                                950 Third Avenue
                            New York, New York 10022
                                 (212) 935-2560

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


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


If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|


                         CALCULATION OF REGISTRATION FEE

                                      Proposed         Proposed
 Title of Each Class of               Maximum          Maximum
 Securities to be      Amount to be   Aggregate Price  Aggregate         Amount of
 Registered            Registered     Per Unit (2)     Offering Price(2) Registration Fee
----------------        ------------  ---------------  ----------------  ----------------
Common Stock, par
value $0.0001 per
share                  30,000 Shares(1)  $1.17         $35,100           $10.00




(1) All of these shares are outstanding shares which may be sold, from time to time, by a selling security holder.

(2) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based upon the average of the high and low sales prices of our common stock on June 10, 2003, as reported by the Nasdaq SmallCap Market.

    The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.





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

       The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 12, 2003

                                   PROSPECTUS


                            NYER MEDICAL GROUP, INC.
                                  Common Stock
                          ----------------------------

     A security holder may sell, from time to time, up to 30,000 shares of our common stock. The selling security holder may sell shares:

    - through the Nasdaq SmallCap Market, in the over-the-counter market, in privately negotiated transactions or otherwise;

    - directly to purchasers or through agents, brokers, dealers or underwriters; and

    - at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

    Our common stock is traded and quoted on the Nasdaq SmallCap
Market under the symbol "Nyer." The closing price of the common stock on June 10, 2003 was $1.14.

    Investing in our securities involves certain risks. See "Risk Factors" beginning on page 10.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



The date of this prospectus is    , 2003


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



CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

       Certain statements contained in, or incorporated by reference in, this prospectus are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that our business and operations are subject to a variety of risks and uncertainties and, consequently, our actual results may materially differ from those projected by any forward-looking statements. Certain of such risks and uncertainties are discussed below under the heading "Risk Factors." We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date such any such statement is made.

WHERE YOU CAN FIND MORE INFORMATION

       We file reports, proxy statements, and other information with the SEC. Such reports, proxy statements, and other information can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our company.

INCORPORATION BY REFERENCE

    The SEC allows us to "incorporate by reference" the documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus. Any information we file with SEC after the date of this prospectus will automatically update and supersede the information contained in this prospectus.

    We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

    Quarterly Reports on Form 10-Q for the quarters ended September 30, 2002, December 31, 2002 and March 31, 2003;

    Annual Report on Form 10-K for the year ended June 30, 2002;

   We will provide without charge, upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus, other than exhibits to such documents unless such documents are specifically incorporated by reference. Requests should be directed to: Nyer Medical Group, Inc., Attention: Karen L. Wright, 1292 Hammond Street, Bangor, Maine 04401, telephone number: (207) 942-5273.




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



NYER MEDICAL GROUP, INC.

General

Nyer Medical Group, Inc. (Company or Nyer), a Florida corporation incorporated in 1991, is a holding company with operations in the following segments:

Pharmacy chain.

D.A.W., Inc. (Eaton), 80% owned by the Company, is a chain of pharmacy drug stores located in the suburban Boston, Massachusetts area.

Medical and surgical equipment and supplies. Two wholly owned subsidiaries, ADCO Surgical Supply, Inc. (ADCO) and ADCO South Medical Supplies, Inc. (ADCO South) are engaged in the wholesale and retail sale of medical and surgical equipment and supplies throughout New England and Florida. ADCO also has operations in the Las Vegas, Nevada area.

Nyer Internet Companies, Inc. (Nyer Internet), which is also a wholly-owned subsidiary, is involved in Internet sales of medical and surgical equipment and supplies.

EMT, fire, police equipment and supplies. Anton Investments, Inc. (Anton) and Conway Associates, Inc. (Conway), each 80% owned by the Company, sell wholesale and retail equipment, supplies and novelty items to emergency medical services, fire and police departments throughout most of New England. SCBA, Inc. (SCBA), 80% owned by the Company, repairs and services fire departments self-contained breathing apparatus.

Corporate. Included in the corporate segment are two entities, both are accounted for as discontinued operations. Nyer Nutritional Systems, Inc., (Nyer Nutritional), 80% owned by the Company, has patented liquid nutritional formulas for tube feedings. Genetic Vectors, Inc. (Vectors) is a biotechnology company based in Florida, of which the Company owns a 19.5% interest.

We are a subsidiary of Nyle International Corp. (Nyle).

We have a policy requiring less than wholly-owned subsidiaries to reimburse us for our costs in providing management services to Anton, Conway and SCBA which total $45,000 annually. Eaton has a service agreement with us wherein it pays a fee in exchange for services performed. This fee was increased in 2002 from $80,000 to $120,000, annually. The subsidiaries are also required to reimburse us for any additional legal, auditing and accounting fees.

Retail Pharmacies Business - Pharmacy chain Eaton Apothecary

In August 1996, we acquired 80% of D.A.W., Inc. d/b/a Eaton Apothecary, (Eaton), a 13 store chain of pharmacies operating in the greater Boston area.

   Four of the five minority shareholders and the husband of the fifth minority shareholder continue employment under a five-year extension of their original employment contract. Their original five-year employment contract, with Eaton, commenced in August 1996 and expired August 5, 2001. The board representation is presently split between two representatives from Nyer and two of the minority shareholders. Additionally, one member of Eaton's management has the right to occupy a seat on our Board of Directors, which seat is currently vacant.


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

Competition

     The competitiveness of the retail pharmacy market continues to intensify with many different channels of retail and non-retail competition. All of Eatons stores posted sales increases despite continued competition from national chain drug stores, supermarket chains, HMO's, and Internet services. Eaton's management strategy is to move in the opposite direction from the national chains regarding store size, merchandise mix and store locations. Its strategy to develop its prototype of locations with approximately 2,200 square feet with high volume prescription departments in neighborhood locations has fared well over the past several years. Virtually all of Eaton's stores compete head-to-head with CVS and Walgreens stores. Pharmacies in supermarkets and deep discount stores, such as Wal-Mart, have not gained significant market share in the communities served by Eaton. Eaton currently occupies a niche in the market not covered by the larger chain stores. Average store size is approximately 2,200 square feet (versus 10,000 to 20,000 for the average chain), with the pharmacy department as the central focus to the customer. Eaton offers free delivery service of prescription medication to its clientele. This customer benefit gives Eaton an important competitive advantage in inclement weather and with the shut-in customer. Eaton operates ten full-time delivery vehicles with each vehicle averaging 75-100 deliveries per day. This service allows Eaton the ability to reach a broader geographic market and the ability to locate its stores in neighborhood settings rather than in high traffic, high cost shopping centers.

     Eaton has contracted with four federally qualified health centers (FQHCs) to provide pharmacy services under a replenishment model consistent with Section 340B of the Public Health Services Act. Eaton anticipates significant growth to come through added contracts with FQHCs due to significant pricing differentials inherent in the Act.

     Assisted living facilities are transitory facilities for elderly patients unable to live at home alone but not brittle enough to require nursing home care. The U.S. Census predicts this market segment to be the largest growing housing sector in the nation over the next decade. Because these homes do not offer nursing care, yet cater to residents unable to manage their own medications, Eaton's management has recognized a tremendous opportunity to couple its prescription and delivery expertise to "out-service" the chain stores. Eaton's investment in specialized packaging equipment was with the intent of offering a "fool-proof" medication management system to residents in assisted living facilities. Eaton added an additional "Medicine on TimeTM" packaging system. This licensed packaging system caters to elderly clients who are unable to manage their medication regimens yet who are not frail enough for nursing home care. In addition to growth in the assisted living and home-bound sectors, many new customers have been gained by word of mouth throughout the visiting nurse and health center communities.

Marketing

     Eaton continues to increase sales by its marketing campaign focused on assisted-living and home-based sectors, increased advertising and home delivery service.

     Eaton expects sales growth to continue to be strong in its core business, but expects pressures on margins to further intensify. Budgetary deficits in Massachusetts have resulted in an approximately 4% reduction of the reimbursement paid to pharmacies for dispensing Medicaid prescriptions by the Executive Office of Human Services Division of Health Care Finance and Policy. Eaton expects other third party payors to follow suit.

     Effective January 1, 2003, the Massachusetts legislature approved a $1.30 assessment on all non-Medicare and non-Medicaid prescriptions as a way to raise an additional $36,000,000. Until the second week in February of 2003, all the pharmacies in the state had been passed this assessment on to the customer. On February 11, 2003 Walgreens, the states third largest pharmacy chain, announced that it would no longer impose the $1.30 and it would rebate the amounts paid since January first. The effect of not passing on this $1.30 assessment fee resulted in an additional expense to the pharmacy chain segment of $151,000 for the nine months and three months ended March
31, 2003.

     On June 2, 2003, the Suffolk Superior Court ruled that the state had to refund all tax payments and stop all future collections. On June 5, 2003, the State of Massachusetts announced it will not appeal the June 2, 2003 court order by the Suffolk Superior Court and that the state will refund $18 million to the pharmacies.

    The portion of the monies refunded to Eaton, equaling $151,000, will be reported by the Company as earnings in the fourth quarter, which quarter will end on June 30, 2003.

Backlog/Seasonality

     Our pharmacy chain business has never had a significant amount of back orders. Our pharmacy chain business generally is not seasonal.

Medical Products/Service

ADCO - ADCO South

ADCO started as a quality distributor of home health, medical, surgical and laboratory supplies and equipment in Bangor, Maine in 1963. ADCO supplies all areas of health care products. ADCO sells to physician offices, clinics, health centers, nursing homes, visiting nurse associations, individual health care consumers and specialty equipment to hospitals. The products supplied include gloves, incontinence products, laboratory supplies and equipment, surgical supplies and equipment as well as diagnostic equipment; motorized rehabilitative equipment such as stair glides, chair lifts, scooters, wheelchairs and hospital beds, various kinds of rehabilitative aids, diagnostic kits, incontinence supplies, and medical equipment (both disposable and reusable).

   ADCO is one of the larger independent wholesale medical distributors located in New England (excluding national competitors), with a wholesale customer base of over 1,400 active customers.

   ADCO and ADCO South provide over 5,000 stocked items in their respective warehouses. Additionally, we can purchase items we do not stock from existing as well as other suppliers. Although the inventories of both companies share common items, the need for items relative to their geographic regions is accomplished through warehouse transfers. This enables a larger mix of products to be available from either company and both benefit from the synergies available from two combined inventories.

   ADCO and ADCO South are members of the National Distribution and Contracting (NDC), a coalition of five dealer associations: ABCO, Starline, ADC, iLABS and CIDA. This is a nationwide group of over 220 wholesale distributors who join together for private label branded products and price concessions from industry suppliers. ADCO and ADCO South enjoy rights to CIDA products in its primary market areas. The combination of the five groups positions NDC to compete with the large national distributors. NDC's dealer network is the largest coalition of independent dealers in the United States.

    ADCO derives 89% of its revenues from sales to wholesale customers (primarily nursing homes and physician offices), while the balance comes from its retail and home health customers. ADCO maintains a 23,000 square foot facility containing a 3,000 square foot retail showroom located in Bangor, Maine.

    ADCO South began operations in 1992. ADCO South's sales are from medical supplies and equipment primarily to physicians and clinics in the Palm Beach and Broward County areas of South Florida. It does virtually no home health care business. ADCO South operates out of a 6,172 square foot building located in West Palm Beach, Florida.

Marketing

    ADCO and ADCO South continue to market group buying programs to a large number of physicians, long-term care facilities and clinics through the national NDC Group Provider Program. This program enables customers to receive the pricing benefits of a large national organization, with the advantage of interacting with independent dealers.

    ADCO's sales are achieved through the services of four independent sales representatives who travel throughout New England contacting existing and potential customers and through telemarketing, catalogs and mailing campaigns for existing customers. ADCO South's selling efforts are assisted by three Florida-based salespersons.

Competition

     All aspects of our medical products business are subject to significant competition. Our national competitors generally have substantially greater financial resources and other competitive advantages, although they traditionally concentrate on hospitals. Nonetheless, the Company believes we have certain competitive advantages which enable us to compete favorably with larger competitors because of our ability to be flexible and creative for our customers.

     The national market for wholesale distribution of medical and home health care supplies is served in large part by McKesson, PSSI, Cardinal and Owens & Miner. PSSI is the largest national supplier of supplies to physician offices and clinics. Although hospitals are believed to constitute most of these companies largest customer group, these companies claim to serve over 17,000 other customers including physicians and clinics throughout the United States, including the New England area. Despite the presence of larger companies, ADCO and ADCO South believe the distribution of medical products in physician sites and long-term care facilities is still controlled by many small local and regional distributors.

Backlog/Seasonality

     Our medical products business has never had a significant amount of back orders due in large part to the fact that it fills its orders rapidly and has a very high in stock-order fill rate. Our medical products/services businesses generally are not seasonal.

Nyer Internet

     In May of 1999, we embarked on both business to business (b2b) and business to consumer (b2c) Internet commerce, beginning with an interactive web site, medicalmailorder.com. The Company continues to develop multiple web sites. These


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

sites are used to aid in directing consumers through an on-line medical mall and its store directories to locate the appropriate site that best fits their medical needs. We currently own two active web sites that have interactive and secure on-line transactions: medicalmailorder.com and PhysicanEquipment.com. The synergies arising from our medical distribution business and our on-line business have enabled us to grow this subsidiary.

EMT, Fire, Police Products/Services Business

Anton Investments, Inc. - Conway Associates, Inc. - SCBA, Inc.

   Anton is a distributor of fire, police and rescue equipment and supplies that are sold to municipal and industrial accounts throughout most of the New England area.

   Prior to our purchase of an 80% interest in Anton Investments Inc. in 1993, Anton had been in business since 1980. Anton conducts approximately 80% of its business with municipal and industrial fire departments, while law enforcement agencies and emergency rescue units comprise 10% each. Anton continues to broaden its market area, with approximately 55% of its sales now taking place in Maine, 25% in New Hampshire, 3% in Vermont, 15% in Massachusetts, with the remaining 2% outside of New England.

    Anton divides its activities among four overlapping areas: (1) the distribution of equipment used by municipal and industrial fire departments, public law enforcement agencies, and emergency medical and rescue units; (2) the sale of turnout gear, custom uniforms, footwear and other items of apparel worn in these professions; (3) the sale and servicing of new and used fire apparatus; and (4) the exclusive gift shop for the fire, police and rescue personnel and their families, with merchandise such as badges, insignia decals, helmet fronts, vehicle markers, flashing warning lights, children and adult t-shirts, toys, rings and novelty gift items.

    Anton maintains an extensive inventory of its most popular products at its various locations in Maine, New Hampshire and Massachusetts. While Anton generally is able to fill orders from its own inventory on a same day basis, it has established arrangements with most of its suppliers whereby non-inventoried items and special orders can be drop-shipped by the manufacturer to the customer with the same degree of responsive service.

   The Company acquired 80% of Conway's stock in February 1996. Conway is a distributor of fire and rescue equipment and supplies that are sold to municipal and industrial accounts throughout most of the New England area. Conway is located in Massachusetts.

   Conway conducts about 95% of its business with municipal and industrial fire departments, with the remainder being emergency rescue units throughout New England. Conway has been in business since 1971. Its market area is approximately 44% in Massachusetts, 18% in New Hampshire, 5% in Vermont, 5% in Maine, with the remainder outside of New England including 24% in New York.

   Conway distributes to the following: municipal and industrial fire departments, industrial and power supply companies and emergency medical and rescue units. Conway sells turnout gear, footwear and other items of clothing worn by these companies, equipment and supplies that are used in these industries, and the sales and service of new and used fire and ambulance apparatus.

    Conway maintains a limited inventory. It has access to Anton's inventory and through its many suppliers, can drop ship or ship items directly to customers within a few days.


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

   During 1999, we recorded an impairment loss of $280,445, as a result of continuing and increasing operating losses at Conway. During 2000, we recorded an impairment loss of $42,666, as a result of continuing and increasing operating losses at Anton.

    Mr. and Mrs. Michael Anton, the founders and 20% shareholders of Anton, resigned from Anton in October and November 1999, respectively. In March 2001, they opened a business similar to Anton's business.

Marketing and Sales

   Anton markets and sells its products throughout New England via telemarketing, a retail store, its own catalog, and an inside and outside sales force. Conway's marketing and sales are achieved through flyers and direct calls from an inside and outside sales force.

Competition

    All of Anton's and Conway's fire, police and rescue products are subject to competition. Some of this competition is through companies utilizing direct mail or telemarketing efforts. Despite the presence of competition, Anton and Conway believes their sales forces, extensive inventories, and emphasis on service gives them a slight edge over the competition.

   Anton's sales have been declining since 1997 due to increased competition as competitors opened new locations in Anton's territories. In March 2001, Michael and Paula Anton opened a business similar to Anton's business located in the same area.

Backlog/Seasonality

    Anton and Conway do not have significant backlogs at any time during the year.

    The operations of Anton and Conway are generally not seasonal.

Nutritional Supplies

Nyer Nutritional Systems, Inc.

   Nyer Nutritional is an 80% owned subsidiary started in December of 1996 and is based on five patents designed to promote a line of medical foods that have unique antimicrobial properties. Nyer Nutritional ceased active operations in the fall of 1999 and is included in discontinued operations in our financial statements.

   In May 2002, the Company assigned all of its rights, licenses and interest in all patents to Nyer Nutritionals minority shareholder. In return, the minority shareholder released the Company from any and all obligations, including, without limitation, all royalty payments guaranteed from the 1996 license agreement.

Employees

     The Company believes its employees represent one of Nyers most valuable resources. Including our executive officers, we currently have 120 full-time and 102 part-time employees. Eaton employs 62 full-time and 92 part-time employees, ADCO employs 35 full-time employees and 1 part-time employee, ADCO South employs 6 full-time employees, Nyer Internet employs 4 full-time employees, Anton employs 6 full-time employees and 1 part-time employee, Conway employs 6 full-time employees and 8 part-time salesmen, SCBA uses Conway's personnel, and the Company directly employs one full-time person. None of our employees are covered by a collective-bargaining agreement. Management believes that their relationship with its employees is excellent and has a loyal work force.

Description of Property

    Our executive offices and those of ADCO and Nyer Internet are located at 1292 Hammond Street, Bangor, Maine, where ADCO's warehouse and retail store are also located.

    Eaton currently leases 13 stores, averaging approximately 2,200 square feet each, throughout the suburban Boston area. Our monthly lease payments range from $538 to $7,464. Eaton also leases office space of approximately 2,000 square feet, in the Boston area, with a monthly rental of $2,000 per month. The leases have varying expiration dates with all having renewal options.

    ADCO owns a 23,000 square foot facility located in Bangor, Maine, which currently has a mortgage for approximately $170,000 on its building. The monthly costs, including mortgage payments and taxes (but excluding utilities) are $6,800. ADCO also leases approximately 13,128 square feet of warehouse space in Bangor, Maine to store inventory it purchased from a large wholesaler which was discontinuing one of its divisions. The monthly rental is $4,587. This space is rented on a month-to-month basis. ADCO also leases 2,640 square feet of office and warehouse space located in Henderson, Nevada. The monthly rental is $2,541. All sewer fees, water bills and electric bills are paid separately. The lease expires December 31, 2004.

    ADCO South leases approximately 6,172 square feet of warehouse and office space located in West Palm Beach, Florida. The monthly rental is $2,916. The rent includes all taxes, sewer fees, water and electric bills. ADCO South is required to maintain public liability insurance, including bodily injury and property damage insuring both ADCO South and the lessor. The lease expired December 31, 1999 and the space is rented on a month-to-month basis.

    Anton leases approximately 5,295 square feet of warehouse and office space in Scarborough, Maine. The monthly rental is $2,868. All property tax, sewer, water, and electric bills and other common areas are paid separately. The lease expires January 31, 2004.

   Anton leases approximately 800 square feet of showroom and office space in Pembroke, New Hampshire. The monthly rental is $1,200, which includes all taxes, sewer fees, water and electric bills. The lease expired May 31, 1998 and the space is rented on a month-to-month basis.

   Anton also leases approximately 2,000 square feet of warehouse and office space located in Wilmington, Massachusetts. The monthly rental is $1,500. Sewer fees, water and electric bills are paid separately by Anton. The lease expired February 1998 and the space is rented on a month-to-month basis.

   Conway leases approximately 4,000 square feet of warehouse and office space located in Haverhill, Massachusetts. The monthly rental is $2,380. Sewer fees, water and electric bills are paid separately by Conway. Their lease expired in November 2002 and spaced is rented on a month-to-month basis.

    We believe our current premises are adequate for our current foreseeable needs.

Legal Proceedings

    We are not party to any material litigation.


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


RISK FACTORS

     In addition to the other information in this Prospectus, you should carefully consider the following factors before making an investment decision.

We Have Experienced a History of Losses

     Until 2001, Nyer had reported losses with the exception the quarter ended March 31, 1996. Nyer reported a profit for the year ended June 30, 2002 and for
the September 30, and December 31, 2002 quarters.   No assurances can be given
concerning Nyer's future operating results.

The Health Care Business is Subject to Changing Technology

    The health care business is subject to rapid and significantly changing technology including potential introduction of new types of products and technologies which may have a material adverse impact upon Nyer's business. There can be no assurances that research and development by others will not render Nyer's businesses obsolete.

We Do Not Possess Depth in Our Management Team

     The success of Nyer is principally dependent upon the efforts of Mr. Samuel Nyer, Nyer's president and chairman of the board. With the exception of its medical products distribution companies, Nyer does not provide any operating support to its subsidiaries and limits its services principally to supplying accounting services to its subsidiaries. For this reason, Nyer has not needed the services of additional management, beyond its two executive officers and Mr. William Clifford, Jr., the former Vice President of Sales who now serves as ADCOs and Nyer Internets general manager. As Nyer continues to grow, it may require the services of additional executives. The loss of Mr. Nyer's services and those of certain other key employees could have a material effect upon the business of Nyer. At the present time, Nyer has key-man insurance on the life of Mr. Clifford, and does not have any on its other executive officers nor does it intend to do so. No assurances can be given that Nyer can replace Mr. Nyer or recruit suitable qualified executives, if necessary.

Control of Nyer Is Held By a Few Shareholders

    Nyer's principal shareholder, Nyle International Corp. (Nyle), a corporation controlled by Mr. Samuel Nyer, owns 781,000 shares of common stock of Nyer. In addition, Nyle owns 2,000 shares of Class A preferred stock which has voting rights equal to 2,000,000 shares of common stock of Nyer on all matters that come before the common shareholders for vote. Mr. Nyer personally owns 101,400 shares of common stock of Nyer and 1,000 shares of Class B preferred stock of Nyer which has voting rights equal to 2,000,000 shares of common stock of Nyer on all matters that come before the common shareholders to vote.

    Such holdings collectively represent approximately 62.9% of the voting securities of Nyer. As a result, Nyle and Mr. Nyer effectively control the voting power of Nyer. Accordingly, Nyle and Mr. Nyer are in the position to elect a majority of Nyer's directors and control the policies and operations of Nyer.

Many of Our Competitors Have Advantages Over Us

    All aspects of Nyer's business are subject to significant competition. Many of Nyer's competitors generally have substantially greater financial resources and other competitive advantages. Such greater resources and advantages may reduce our chance for economic success.

   In addition, a 20% shareholder of one of our businesses now competes with us.

Volatility in the Stock Market May Have a Negative Impact on the Price of Our Stock

   The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of any particular company. This as well as other factors which are directly related to the businesses of Nyer, could impact the market price of Nyers common stock. Examples of various factors and events that could affect the market price of Nyers common stock include, but are not limited to, future announcements of technological innovations or new products by Nyer or its competitors, developments or disputes concerning, among other things, patents or proprietary rights, publicity regarding actual or potential results relating to products under development by Nyer or its competitors, regulatory developments in the United States, and economic and other external factors, as well as fluctuations in Nyers financial results. Further because of the small volume of trading in the common stock of Nyer, the market price of the common stock can be affected by increases in trading volume.

     Nyers common stock is listed on the Nasdaq stock exchange. Nasdaq rules provide that if the market price of a common stock is less than $1 for thirty consecutive trading days, it can be delisted upon the happening of certain events. If Nyers common stock is delisted by Nasdaq, the market price of the common stock may be negatively impacted.

Investors Should Not Expect Dividends

     Nyer intends to retain future earnings, if any, to finance its growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase any of the shares of common stock offered hereby.

Eaton is Dependent on Relationships with Vendors

     Eaton is dependent on vendors to manufacture and supply products. During the 12-month period ended June 30, 2002, Eaton had two vendors whose relationship accounts for more than 90% of their inventory purchases. We believe if necessary, we can replace the vendors with no adverse cost effect.

     Eatons ability to maintain good relations with vendors will affect the profitability of its business. Currently, Eaton relies on its vendors to provide: (i) agreeable purchasing and delivery terms; (ii) sales performance incentives; (iii) financial support of sales and marketing programs; and (iv) promotional materials. There can be no assurance that Eaton will maintain good relations with its vendors.

 ADCO Is Dependent on Relationships with Vendors

     ADCO distributes from its stock over 4000 medical products manufactured by approximately 135 vendors and is dependent on these vendors for the manufacture and supply of products. During the 12-month period ended June 30, 2002, no vendor relationship accounted for more than 10% of ADCOs inventory purchases. ADCOs ability to maintain good relations with these vendors will affect the profitability of its business. Currently, ADCO relies on vendors to provide: (i) field sales representatives' technical and selling support; (ii) agreeable purchasing and delivery terms; (iii) sales performance incentives; (iv) financial support of sales and marketing programs; and (v) promotional materials. There can be no assurance that ADCO will maintain good relations with its vendors.

The Companies Which Comprise Nyer Have Not Historically Operated as a Combined Business

     The subsidiaries that comprise Nyer have been historically managed or operated as individual, stand-alone businesses. Although we believe that we have and can continue to successfully manage and operate these separate and individual businesses, we cannot be certain of this.

Product Liability Claims May Arise in the Future

     The sale of medical products entails the risk that users will make product liability claims. Although we are a distributor and not a manufacturer of medical products and are therefore less likely to be ultimately liable in a product liability suit, a product liability claim could be made against us and could be expensive for us. Our insurance may not provide adequate coverage against these claims.

The Success of ADCO Is Dependent on Qualified Sales Representatives

     ADCO believes that to be successful it must continue to hire, train and retain highly qualified sales representatives. Due to the relationships developed between ADCOS sales representatives and its customers, upon the departure of a sales representative, ADCO faces the risk of losing the representative's customers, especially if the representative were to act as a representative of ADCOS competitors. ADCO generally requires its sales representatives to execute a non-competition agreement as a condition of their employment. Although courts have generally upheld the terms of non-competition agreements similar to ADCOs in the past, there can be no assurance that such agreements will be upheld in the future.

ADCO Relies on Third-Party Shippers

     Because ADCO believes that its success to date is dependent in part upon its ability to provide prompt, accurate and complete service to its customers on a price-competitive basis, any material increases in its costs of procuring and delivering products could have an adverse effect on its results of operations. Strikes or other service interruptions affecting United Parcel Service or other common carriers used by ADCO to ship its products could impair ADCOs ability to deliver products on a timely and cost-effective basis. In addition, because ADCO typically bears the cost of shipment to its customers, any increase in shipping rates could have an adverse effect on ADCOs operating results.

Our Success May Vary With Regulation of and Changes in the Practice of Medicine

     The health care industry is subject to extensive government regulation, licensure and operating procedures. As an example, on June 5, 2003, the State of Massachusetts announced that it will not appeal an earlier court order to end a $1.30 prescription tax imposed by the state; however, there have been concerns from pharmacists in the state that the state legislature may raise the funds lost by the overruled tax by reducing payments for filling Medicaid prescriptions. Nyer cannot predict the impact that present or future regulations may have on operations of Eaton and ADCO. Eatons pharmacists also may have a duty to warn customers regarding potential negative effects of a prescription drug if the warning could reduce or negate these effects. Additionally, Eaton is subject to federal Drug Enforcement Agency and state regulations relating to pharmacy operations, purchasing, storing and dispensing of controlled substances. Moreover, as consolidation among physician provider groups, long-term care facilities and other alternate-site providers continues and provider networks are created, purchasing decisions may shift to individuals with whom Eaton and ADCO have not had prior selling relationships. There can be no assurance that Eaton and ADCO will be able to maintain its customer relationships in such circumstances or that such provider consolidation will not result in reduced operating margins. Also, national health care reform has been the subject of a number of legislative initiatives by Congress. Due to uncertainties regarding the ultimate features of health care reform initiatives and their enactment and implementation, Eaton and ADCO cannot predict which, if any, of such reform proposals will be adopted, when they may be adopted or what impact they may have on Eaton and ADCO or their customers. The actual announcement of reform proposals and the investment community's reaction to such proposals, announcements by competitors of their strategies to respond to reform initiatives and general industry conditions could produce volatility in the trading and market price of Nyer common stock.

Pricing Pressures From Health Care Providers and Third-Party Payors
 Exists for Us

     The cost of a significant portion of medical care in the United States is funded by government and private insurance programs, such as Medicare, Medicaid and corporate health insurance plans. In recent years, government-imposed limits on reimbursement of hospitals and other health care providers have significantly impacted spending budgets in certain markets within the medical-products industry. Private third-party reimbursement plans are also developing increasingly sophisticated methods of controlling health care costs through redesign of benefits and exploration of more cost-effective methods of delivering health care. Accordingly, there can be no assurance that reimbursement for purchase and use of medical products will not be limited or reduced and thereby adversely affect future sales by Eaton and ADCO. In addition, any substantial delays in reimbursement, significant reduction in coverage or payment rates from third party payors can have a material adverse effect on our retail pharmacy business. Pharmacy sales to third party plans accounted for 89% of our total pharmacy sales for fiscal year ended 2002 and for the first six months of the 2003 fiscal year.

                                USE OF PROCEEDS

     The shares covered by this prospectus are being offered by a selling security holder and not by us. Consequently, we will not receive any proceeds from the sale of these shares.

                            SELLING SECURITY HOLDER

The selling security holder whose 30,000 shares of our common stock are covered by this prospectus is Gary Parker, M.D. (Parker). Parker received such shares pursuant to an Agreement entered into in July 2002, between Parker and us. If Parker transfers any such shares, the transferee will be considered a selling security holder for purposes of this prospectus, provided that (1) the transfer was a private placement and (2) the transferee is identified in a supplement to this prospectus.

                              PLAN OF DISTRIBUTION

The selling security holder may sell shares:

     - through the Nasdaq SmallCap Market, in the over-the-counter market, in privately negotiated transactions or otherwise;

       directly to purchasers or through agents, brokers, dealers or underwriters; and

       at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

Notwithstanding the foregoing:

(i) Parker will not, directly or indirectly, issue, offer, agree or offer to sell, sell, make short sales of, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute or otherwise encumber or dispose of (collectively, Transfer) any shares of commons stock covered by this prospectus, or any options, rights, warrants or other securities convertible into, exchangeable or exercisable for or evidencing any right to purchase or subscribe for such stock, until 180 days after this prospectus is declared effective by the SEC (the Initial Phase);

(ii) During the period from the
Initial Phase until 180 days thereafter (the Release Period), Parker will not Transfer more than 5,000 shares of the such stock in any 30 day period thereof;

(iii) After the Release Period, the restrictions on Transfer shall no longer apply.

   If the selling security holder sells shares through agents, brokers, dealers or underwriters, such agents, brokers, dealers or underwriters may receive compensation in the form of discounts, commissions or concessions. Such compensation may be greater than customary compensation.

    To the extent required, we will use our best efforts to file one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information.

                                 LEGAL MATTERS

Certain legal matters relating to the shares of common stock that may be offered pursuant to this prospectus will be passed upon for us by Gratch Jacobs P.C., New York, New York.

                                    EXPERTS

    The financial statements of Nyer Medical Group, Inc. as of June 30, 2002, June 30, 2001 and December 31, 2000 and for the year ended June 30, 2002 and the six months ended June 30, 2001 and the year ended December 31, 2000 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Nyer Medical Group, Inc. for the year ended June 30, 2002 have been so incorporated in reliance on the report of Sweeney, Gates &
Co., independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements, for year ended December 31, 1999, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

Item 14.  Other Expenses of Issuance and Distribution

     The expenses of the Registrant in connection with the distribution of the securities being registered hereunder are set forth below and will be borne by the Registrant. All expenses are estimated other than the SEC registration fee.

Securities and Exchange Commission registration fee .......  $    10.00
Accounting fees and expenses ..............................  $ 6,000.00
Legal fees and expenses....................................  $15,000.00
Miscellaneous..............................................  $ 1,000.00
       Total ..............................................  $22,010.00


Item 15.  Indemnification of Directors and Officers

     Our articles of incorporation provide that we shall indemnify our officers and directors, employees and agents and former officers, directors, employees and agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement arising out of his or her services on behalf of us subject to the qualifications contained in Florida law as it now exists. We have entered into Indemnification Agreements with our officers and directors providing for indemnification to the fullest extent under Florida law and containing an advancement of expenses provision. Florida law generally provides that a corporation shall have such power to indemnify such persons to the extent they acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of a corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In the event any such person shall be judged liable for negligence or misconduct, such indemnification shall apply only if approved by the court in which the action was pending. Any other indemnification shall be made only after the determination by our Board of Directors (excluding any directors who were party to such action), by independent legal counsel in a written opinion, or by a majority vote of shareholders (excluding any shareholders who were parties to such action).

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 16.  Exhibits.

     5.1 ................Opinion of Gratch Jacobs P.C.
    10.1 ................Agreement between the Registrant and Gary Parker,
                           M.D., entered into in July 2002
    23.1 ................Consent of Gratch Jacobs P.C. (included in Exhibit 5.1)
    23.2 ................Consent of Sweeney, Gates & Co.
    23.3 ................Consent of PricewaterhouseCoopers, LLP

Item 17.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

       Pursuant to the requirements of Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bangor, Maine, on the 12 day of June, 2003.

                                         Nyer Medical Group, Inc.


                                         By   /s/ Samuel Nyer
                                                  Samuel Nyer,
                                                  President, Secretary and
                                                  Director (Principal Executive
                                                  Officer)

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated. Each person whose signature appears below hereby authorizes Samuel Nyer and Karen L. Wright and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints each of Samuel Nyer and Karen L. Wright, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith

 /s/ Samuel Nyer
     Samuel Nyer,
     President, Secretary and Director (Principal Executive Officer)
     June 12, 2003

/s/  Karen L. Wright
     Karen L. Wright,
     Treasurer, Vice- President-Finance, Vice-President-Operations,
     and Assistant Secretary (Principal Financial and Accounting Officer) June 12, 2003

/s/  Stanley Dudrick, M.D.
      Stanley Dudrick, M.D., Director
      June12, 2003
/s/  Donald C. Lewis, Jr.,
      Donald C. Lewis, Jr., Director
      June12, 2003

/s/  John Milledge
     John Milledge, Director
     June 12, 2003

/s/  Kenneth L. Nyer, M.D.
      Kenneth L. Nyer, M.D., Director
      June 12, 2003

/s/  M. Randolph Prince
     M. Randolph Prince, Director
     June 12, 2003

/s/  James Schweiger
      James Schweiger, Director
      June 12, 2003

                                  EXHIBIT 5.1
                                 June 12, 2003
Nyer Medical Group, Inc.
1292 Hammond Street
Bangor, Maine 04401

Re: Registration Statement on Form S-3 Relating to 30,000 Shares of Common Stock

Gentlemen:

    You have requested our opinion in connection with the above-referenced registration statement (the "Registration Statement"), relating to up to 30,000 shares of Common Stock, par value $.0001 per share, of Nyer Medical Group, Inc. (the "Company") that the Registration Statement contemplates will be sold by a selling security holder (the Shares).

    We have reviewed photocopies, conformed copies or the originals of the Articles of Incorporation of the Company (including amendments thereto), the By-laws of the Company, certain Board of Directors resolutions of the Company (attached hereto as Schedule A) (the Resolutions), the Registration Statement and exhibits thereto and have examined such corporate documents and records and other certificates as we have deemed necessary. In such reviews, we have assumed the genuineness of all signatures on all original documents and the conformity to the originals of all copies submitted to us as conformed or photocopies. As to various questions of fact material to our opinion, we have relied, without independent investigation, upon resolution, representations, statements or certificates of officers and representatives of the Company, public officials and others, including without limitation, the Resolutions. We are not admitted to practice law in the State of Florida, and our opinions set forth below are limited to our review of the Florida Business Corporation Act.

    Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

    We hereby consent to the reference to us under the caption "Legal Matters" in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                         Very truly yours,
                                         /s/ Gratch Jacobs P.C.
                                         GRATCH JACOBS P.C.

                                  EXHIBIT 10.1

                                    AGREEMENT

       Agreement, dated as of July 2002, between NYER MEDICAL GROUP, INC., a Florida corporation (with its successors and assigns, hereinafter referred to as the "Corporation"), and GARY PARKER, M.D. (with his assigns, heirs and personal representatives, hereinafter referred to as Parker).

                              PRELIMINARY STATEMENT

       In August, 1990, Parker invested in Nyle Home Health Supplies, Inc., an entity which was affiliated with the Corporation. At such time the Corporation promised and agreed (the Promise) to give significant value to Parker in such case as his investment should not provide a return to him. Such investment did not provide a return, and the board of directors of the Corporation has determined, and Parker has agreed with such determination, that, subject to the terms and conditions of this Agreement, Parker is to be provided with 30,000 shares of publicly tradable common stock of the Corporation (the New Stock) as a consequence of the Promise.

                                   AGREEMENT

       Parker and the Corporation therefore agree as follows:

       1. The Corporation hereby issues to Parker the New Stock as a consequence of the Promise.

       2. Subject to the terms of this Agreement, the Corporation shall use its best efforts to register the New Stock under the Securities Act of 1933, as amended (the Securities Act), on any Securities and Exchange Commission (SEC) form (a Registration Statement) which the Corporation deems appropriate.

       3. The Corporation will notify Parker, at any time when a prospectus relating to the New Stock covered by a Registration Statement of the Corporation is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Corporation will use its best efforts to promptly amend or supplement the Registration Statement to correct any such untrue statement or omission.

       4. Parker hereby agrees to cooperate with the Corporation in connection with the preparation and filing of any Registration Statement by the Corporation with respect to the New Stock. In addition, Parker agrees that, upon receipt of any notice from the Corporation of the happening of any event of the kind described in Section 3, Parker will immediately discontinue disposition of the New Stock pursuant to the Registration Statement covering the New Stock until Parkers receipt of the copies of the supplemented or amended prospectus contemplated by Section 3 and, if so desired by the Corporation, Parker shall deliver to the Corporation (at the expense of the Corporation) or destroy (and deliver to the Corporation a certificate of such destruction) all copies, other than the permanent file copies then in Parkers possession, of the prospectus covering such New Stock current at the time of receipt of such notice.

5. Parker hereby represents and warrants to the Corporation as follows:

(a) Parker has been furnished with all materials relating to the Corporation and its proposed activities which Parker has requested and has been afforded the opportunity to obtain any additional information necessary with respect to the New Stock.

(b) The Corporation has answered all inquiries made by Parker concerning the Corporation and its proposed activities, or any other matters relating to the Registration
Statement and the proposed operations of the Corporation.

(c) Parker is an accredited investor as such term is defined in the Federal securities laws. Parker has sufficient available financial resources to provide adequately for his current needs, including possible personal contingencies, and can bear the economic risk of a complete loss of the New Stock without materially affecting his financial condition.

(d) Parker has not been furnished any offering literature other than any materials and/or information made available to Parker by the Corporation as described in Section 5(a), and Parker has relied only on such materials and/or information. Furthermore, other than as set forth in this Agreement, no representations or warranties have been made to Parker by the Corporation, or by its directors or officers or employees or other agents with respect to the intended business of the Corporation, the financial condition, prospects, profitability, operations and/or potential of the Corporation, and/or the economic or any other aspects of the consequences of an investment in the New Stock, and Parker has not relied upon any information concerning the offering, written or oral, other than information contained in this Agreement or provided by the Corporation to Parker.

(e) Parker is acquiring the New Stock for which he hereby subscribes for his own account, as principal, for investment and not with a view to the resale or distribution of all or any part of the New Stock.

6. All notices and other communications pursuant to this Agreement shall be in writing, either hand delivered or sent by certified or registered mail with charges prepaid or by commercial courier guaranteeing next business day delivery, or sent by facsimile machine, and shall be addressed:

(i) in the case of the Corporation, to the Corporation at its principal office, 1292 Hammond Street, Bangor, Maine 04401, Attention:
Ms. Karen Wright (Facsimile No. 207-941-9392); and

(ii) in the case of Parker, to Parker (marked Personal and Confidential) at his office, 358 Broadway, Bangor, Maine 04401, (Facsimile No. 207-945-2623).

     Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective (i) when delivered in hand to the party to which it was directed, (ii) if sent by facsimile machine and properly addressed in accordance with the foregoing provisions of this Section 6, when received by the addressee, (iii) if sent by commercial courier guaranteeing next business day delivery, on the business day following the date of delivery to such courier, or (iv) if sent by first-class mail, postage prepaid, and properly addressed in accordance with the foregoing provisions of this Section 6, (A) when received by the addressee, or (B) on the third business day following the day of dispatch thereof, whichever of (A) or
(B) shall be the earlier.

       7. This Agreement shall inure to the benefit of and be binding upon Parker and his assigns, heirs and personal representatives. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors and assigns. Parkers rights and obligations under this Agreement may only be assigned or delegated if the New Stock is assigned to the same party to which the rights hereunder are assigned or delegated, and such assignment of New Stock is not in violation of the Securities Act or any state securities laws as set forth in the written opinion of counsel to Parker, reasonably satisfactory to the Corporation. The Corporation's rights and obligations under this Agreement shall not be assigned or delegated.

       8. This Agreement may not be amended or modified except by an instrument in writing signed by the Corporation and Parker.

       9. This agreement shall be governed by and construed in accordance with the laws of the State of Florida. The headings in this Agreement are for convenience only and shall not affect the construction hereof.

       10. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            11. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. This agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter contained herein and therein. Parker hereby agrees that upon the execution, delivery and performance of this Agreement by the Corporation, there shall be no other obligations whatsoever owed to Parker with respect to the Promise and that the Corporation, its directors, officers, shareholders, affiliates, employees and agents and each of their respective successors, assigns, heirs and personal representatives shall be released from any and all liability with respect thereto.

            12. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the plural form of names, defined terms, nouns and pronouns shall include the singular and vice-versa.

            13. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

           14. (a) Unless registered pursuant to the filing of the Registration Statement, each certificate representing the New Stock shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under any applicable state securities laws):

             THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

       Upon request of Parker, the Corporation shall remove the foregoing legend or issue to such holder a new certificate therefor free of any such legend, if the Corporation shall have received either an opinion of counsel or a "no-action" letter of the SEC, in either case reasonably satisfactory in substance to the Corporation and its counsel, to the effect that such legend is no longer required.

                (b) Notwithstanding anything to the contrary set forth herein and in addition to the restrictions on transferability set forth herein and transferability restrictions under applicable law, Parker further covenants and agrees to the following transfer restrictions with respect to the New Stock.



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(1) Parker will not, directly or indirectly, issue, offer, agree or offer to sell, sell, make short sales of, grant an option for the purchase or sale of, transfer, pledge, assign, hypothecate, distribute or otherwise encumber or dispose of (collectively, Transfer) any shares of New Stock, or any options, rights, warrants or other securities convertible into, exchangeable or exercisable for or evidencing any right to purchase or subscribe for such New Stock, until 180 days after a registration statement covering the resale to the public of the New Stock and prepared in accordance with the provisions of this Agreement and the Registration Statement is declared effective by the SEC (the Initial Phase);

(2) During the period from the Initial Phase until 180 days thereafter (the Release Period), Parker shall not Transfer more than 5,000 shares of the New Stock in any 30 day period thereof;

(3) After the Release Period, the restrictions on Transfer set forth in this
Section 14(b) shall no longer apply.

       Notwithstanding the foregoing, there shall be no restrictions on any (x) Transfer as a gift or gifts, or to trusts for the benefit of family members of Parker, provided that the transferee agrees in writing to be bound by the restrictions on Transfer set forth herein, or by will or the laws of descent and distribution, provided that prior to such Transfer of New Stock the transferee agrees in writing to be bound by the restrictions on Transfer set forth herein, or (y) Transfer with the prior written approval of the Corporation.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                 NYER MEDICAL GROUP, INC.

                                 By:      /s/ Samuel Nyer
                                          Samuel Nyer, President

                                          /s/ Gary Parker, M.D.
                                              GARY PARKER, M.D.




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                                  EXHIBIT 23.2


              CONSENT OF INDEPENDENT CERTTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and
Shareholders of Nyer Medical Group, Inc.

      We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 6, 2002 relating to the financial statements which appear in Nyer Medical Group, Inc.s Annual Report on Form 10-K for the year ended June 30, 2002. We also consent to the reference to us under the heading Experts in such Registration Statement.

/s/ Sweeney, Gates & Co.


Fort Lauderdale, Florida
June 12, 2003











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                                  EXHIBIT 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 7, 2000 relating to the financial statements and financial statement schedule for the year ended December 31, 1999, which appears in Nyer Medical Group, Inc.s Annual Report on Form 10-K for the year ended June 30, 2002. We also consent to the reference to us under the heading Experts in such Registration Statement.

/s/ PricewaterhouseCoopers LLP


Portland, Maine
June 12, 2003







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